STONEFIELD
JOSEPHSON, Inc.
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Certified Public Accountants
Business Advisors




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Crystalix Group International, Inc. and Subsidiaries
Las Vegas, Nevada

We consent to the use of our Independent Registered Public Accounting Firm's Report dated February 27, 2004 covering the consolidated financial statements of Crystalix Group International, Inc. and Subsidiaries, for the years ended December 31, 2003 and 2002, to be included in this registration statement on Form SB-2 to be filed with the Commission or or about February 12, 2005.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.



/s/ STONEFIELD JOSEPHSON, INC.
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STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
February 11, 2005